Exhibit 10.3

FORM OF

EMPLOYEE MATTERS AGREEMENT

by and between

HOLCIM LTD

And

AMRIZE LTD

Dated as of [__], 2025

TABLE OF CONTENTS

		Page
	ARTICLE I

	DEFINITIONS AND INTERPRETATION

Section 1.1	General	4
Section 1.2	References; Interpretation	10

	ARTICLE II

	GENERAL PRINCIPLES

Section 2.1	Nature of Liabilities	10
Section 2.2	Transfers of Employees and Independent Contractors Generally	10
Section 2.3	Assumption and Retention of Liabilities Generally	11
Section 2.4	Treatment of Compensation and Benefit Arrangements; Terms of Employment	12
Section 2.5	Participation in Holcim Benefit Arrangements	12
Section 2.6	Service Recognition	13
Section 2.7	Collective Bargaining Agreements	13
Section 2.8	Information and Consultation	14
Section 2.9	WARN	14

	ARTICLE III

	CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1	Health and Welfare Benefit Plans	14
Section 3.2	Non-U.S. Plans	15
Section 3.3	Treatment of Certain Plans	15
Section 3.4	Chargeback of Certain Costs	15

	ARTICLE IV

	EQUITY INCENTIVE AWARDS

Section 4.1	Treatment of Holcim Options	16
Section 4.2	Treatment of Holcim Performance Share Units	17
Section 4.3	SpinCo Stock Plan	17
Section 4.4	General Terms	17

 EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [__], 2025, is entered into by and between Holcim Ltd, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHF-100.136.893 and its registered office at Grafenauweg 10, 6300 Zug (“Holcim”), and Amrize Ltd, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-238.689.758 and its registered office at Grafenauweg 8, 6300 Zug and a wholly owned subsidiary of Holcim (“SpinCo”). “Party” or “Parties” means Holcim or SpinCo, individually or collectively, as the case may be. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement or the Separation Agreement, shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Holcim, acting through its direct and indirect Subsidiaries, currently conducts the Holcim Business and the SpinCo Business;

WHEREAS, the Board of Directors of Holcim (the “Board”) has determined that it is appropriate, desirable and in the best interests of Holcim and its stockholders to separate Holcim into two separate, publicly traded companies, one for each of (i) the Holcim Business, which shall be owned and conducted, directly or indirectly, by Holcim and its Subsidiaries (other than SpinCo and its Subsidiaries) and (ii) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo and its Subsidiaries, in the manner contemplated by the Separation Agreement by and between the Parties, dated as of [__], [__] (the “Separation Agreement”);

WHEREAS, the Separation Agreement provides that the Parties will enter into this Agreement to allocate certain Assets and Liabilities, and to memorialize certain other agreements, in connection with such separation; and

WHEREAS, pursuant to the Separation Agreement, Holcim and SpinCo have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1          General. As used in this Agreement, the following terms shall have the following meanings:

(1)          “Accrued Incentive Amount” shall mean the aggregate amount accrued by Holcim in respect of certain Holcim Transferees selected by Holcim under any cash incentive compensation and sales commission programs applicable to such Holcim Transferees and unpaid as of the date on which the employment or services of such Holcim Transferees are transferred to SpinCo or a member of the SpinCo Group.

(2)            “Adjusted Performance-Based Stock Option Vesting Conditions” has the meaning set forth in Section 4.1.

(3)            “Adjusted PSU Vesting Conditions” has the meaning set forth in Section 4.2.

(4)            “Agreement” shall have the meaning set forth in the Preamble.

(5)         “Automatic Transfer Employees” shall mean any Holcim Transferee, where local employment Laws, including, but not limited to, the Transfer Regulations, provide for an automatic transfer of such employees to SpinCo or any member of the SpinCo Group by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Separation Agreement.

(6)            “Benefit Arrangement” shall mean each Benefit Plan and Benefit Policy.

(7)          “Benefit Plan” shall mean, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

(8)            “Benefit Policy” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.

(9)             “Board” shall have the meaning set forth in the Recitals.

(10)          “Closing Holcim Stock Price” shall mean the closing trading price of Holcim Common Stock on a “regular way” basis on the trading day most recently preceding the Distribution Date expressed in U.S. Dollars at the U.S. Dollar-Euro conversion rate published by the European Central Bank at the close of business on the Distribution Date.

(11)         “Collective Bargaining Agreement” shall mean all agreements with the collective bargaining representatives, employee representatives, trade unions, labor or management organizations, groups of employees, or works councils or similar representative bodies of SpinCo Group Employees, including all national or sector specific collective agreements which are applicable to SpinCo Group Employees, in each case in effect immediately prior to the date on which the applicable SpinCo Group Employees become employed by a member of the SpinCo Group, that set forth terms and conditions of employment of SpinCo Group Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of Governmental Authority interpreting or applying such agreements.

(12)          “Delayed Transfer Date” shall mean the date on which it is determined by Holcim that either (i) a Delayed Transfer SpinCo Group Employee or Delayed Transfer Holcim Group Employee is permitted to transfer from the Holcim Group to the SpinCo Group or from the SpinCo Group to the Holcim Group, respectively, in accordance with applicable Law, or (ii) the necessary business operations are set up in the relevant jurisdiction to enable employment of the SpinCo Group Employee or Holcim Group Employee by the SpinCo Group or Holcim Group, as applicable.

(13)            “Delayed Transfer Holcim Group Employee” shall mean any Holcim Group Employee (A) whose employment is determined by Holcim to not be eligible to be transferred from a member of the SpinCo Group to a member of the Holcim Group at or prior to the Effective Time as a result of (i) requirements under applicable Law, (ii) participation in a long-term disability plan or similar arrangement, or (iii) a delay in setting up Holcim Business operations in a particular jurisdiction sufficient to employ such Holcim Group Employee, or (B) with respect to whom Holcim determines it to be necessary to delay the transfer of employment of such Holcim Group Employee (unless a delay of transfer in such circumstances is prohibited by the terms of a Collective Bargaining Agreement, the Transfer Regulations, or applicable Law).

(14)            “Delayed Transfer SpinCo Group Employee” shall mean any SpinCo Group Employee (A) whose employment is determined by Holcim to not be eligible to be transferred to a member of the SpinCo Group at or prior to the Effective Time as a result of (i) requirements under applicable Law, (ii) participation in a long-term disability plan or similar arrangement or (iii) a delay in setting up SpinCo Business operations in a particular jurisdiction sufficient to employ such SpinCo Group Employee, or (B) with respect to whom Holcim determines it to be necessary to delay the transfer of employment of such SpinCo Group Employee (unless a delay of transfer in such circumstances is prohibited by the terms of a Collective Bargaining Agreement, the Transfer Regulations, or applicable Law).

(15)            “Dispute” has the meaning set forth in Section 7.4.

(16)         “Employee Representative” shall mean any works council, employee representative, labor union, trade union, labor or management organization, labor board, group of employees, or any similar representative or employee representative body for any SpinCo Group Employees or any other individual who is or was employed by SpinCo or any member of the SpinCo Group.

(17)            “Equity Award Adjustment Ratio” shall mean a fraction, the numerator of which is the Closing Holcim Stock Price and the denominator of which is the Opening SpinCo Stock Price.

(18)            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(19)         “SpinCo Business” shall mean, collectively, the business, activities and operations of Holcim and its affiliates in the United States, Canada and Jamaica, including the manufacturing of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions in the United States, Canada and Jamaica, as well as certain support operations in Colombia and certain trading operations.

(20)       “Former Holcim Service Provider” shall mean any former employee, independent contractor or consultant of Holcim or any of its Subsidiaries or Affiliates who is not a Former SpinCo Service Provider.

(21)         “Former SpinCo Service Provider” shall mean (i) any individual who would qualify as a SpinCo Group Employee or SpinCo Independent Contractor, but whose employment or service with Holcim or any of its Subsidiaries or Affiliates terminated for any reason prior to the Effective Time and (ii) any former employee, independent contractor or consultant of Holcim or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in a discontinued or divested business or operations of the SpinCo Group (A) at the time either (x) such business was sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the SpinCo Group or the Holcim Group or (y) such operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part), or (B) at any other time, but in such case only to the extent relating to his or her service with such business or operations.

(22)          “Holcim” shall have the meaning set forth in the Preamble.

(23)          “Holcim Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the Holcim Group.

(24)         “Holcim Business” shall mean the business, activities and operations of Holcim and its affiliates outside of the United States, Canada and Jamaica, including the manufacturing of cement, aggregates, ready-mix concrete and other products outside of the United States, Canada and Jamaica, as well as certain other support operations in Colombia.

(25)         “Holcim Group Employee” shall mean each employee of Holcim or any of its Subsidiaries or Affiliates who does not qualify as a SpinCo Group Employee.

(26)         “Holcim Independent Contractors” shall mean each independent contractor or consultant of Holcim or any of its Subsidiaries or Affiliates who does not qualify as a SpinCo Independent Contractor.

(27)          “Holcim Option” shall mean an option to purchase shares of Holcim Common Stock granted pursuant to the Holcim Share Option Plan.

(28)          “Holcim Performance Share Plan” shall mean the Holcim Performance Share Plan, as approved by the Board on February 26, 2020, with an effective date of January 1, 2020.

(29)        “Holcim Performance Share Unit” shall mean an award granted by Holcim pursuant to the Holcim Performance Share Plan that is denominated as a “Performance Share Unit” under the terms of such plan and the related award agreement.

(30)          “Holcim Share Option Plan” shall mean the Holcim Performance Stock Option Plan, as approved by the Board on February 26, 2020 and Version 2.0 approved by the Board on February 27, 2024, with an effective date of January 1, 2024.

(31)         “Holcim Transferee” shall mean each SpinCo Group Employee who is employed by Holcim or any of its Subsidiaries or Affiliates (other than SpinCo and its Subsidiaries) as of the date on which Holcim determines to transfer the employment of applicable individuals to SpinCo.

(32)          “Holcim Welfare Plans” shall mean any Welfare Plan maintained by Holcim or any member of the Holcim Group.

(33)          “Non-Automatic Transfer Employees” shall mean any Holcim Transferee who is not an Automatic Transfer Employee.

(34)          “Non-U.S. Plans” shall have the meaning set forth in Section 3.2.

(35)          “Open Incentive Obligations” shall have the meaning set forth in Section 5.1.

(36)          “Opening SpinCo Stock Price” shall mean the opening trading price of SpinCo Common Stock on a “regular way” basis on the Distribution Date.

(37)          “Party” and “Parties” shall have the meanings set forth in the Preamble.

(38)         “Plan Transition Date” shall mean the date that is the earlier to occur of (i) the Distribution Date or (ii) such earlier date as agreed between the Parties.

(39)          “Separation Agreement” shall have the meaning set forth in the Recitals.

(40)          “SpinCo” shall have the meaning set forth in the Preamble.

(41)          “SpinCo Adjusted Stock Option” shall have the meaning set forth in Section 4.1.

(42)          “SpinCo Adjusted Time-Based Restricted Share Unit” shall have the meaning set forth in Section 4.2.

(43)          “SpinCo Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to exclusively by any member of the SpinCo Group.

(44)           “SpinCo Business” shall have the meaning of such term set forth in the Separation Agreement.

 (45)        “SpinCo Group Employee” shall mean each individual who is employed by Holcim or any of its Subsidiaries or Affiliates as of the date on which Holcim determines to transfer the employment of applicable individuals to SpinCo and who Holcim determines as of such date is either (i) exclusively or primarily engaged in the SpinCo Business or (ii) necessary for the ongoing operation of the SpinCo Business following the Effective Time, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence, but in each case excluding any individual who Holcim subsequently determines was inappropriately identified as a SpinCo Group Employee.

(46)         “SpinCo Independent Contractor” shall mean each individual who, as of the date on which Holcim determines to transfer the contracts of service of applicable individuals to SpinCo, is engaged as an independent contractor or consultant by Holcim or any of its Subsidiaries or Affiliates or who is party to any agreement with Holcim or any of its Subsidiaries or Affiliates contemplating future service, and in each case who Holcim determines as of such date is (or who, pursuant to such agreement contemplating future service, would be) either (i) exclusively or primarily engaged in the SpinCo Business or (ii) necessary for the ongoing operation of the SpinCo Business following the Effective Time.

(47)          “SpinCo Stock Plan” shall have the meaning set forth in Section 4.3.

(48)          “SpinCo Welfare Plans” shall mean any Welfare Plan maintained by SpinCo or any member of the SpinCo Group.

(49)          “Transfer Regulations” shall mean (i) all Laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State implementing such Acquired Rights Directive, and (ii) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business.

(50)          “WARN Act” shall mean the federal Worker Adjustment and Retraining Notification (WARN) Act of 1988, as amended, or any similar federal, state, or local Law requiring notice to employees with respect to plant or facility closings, mass layoffs, or other mass employment separations.

(51)          “Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

       Section 1.2         References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Holcim” shall also be deemed to refer to the applicable member of the Holcim Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Holcim or SpinCo shall be deemed to require Holcim or SpinCo, as the case may be, to cause the applicable members of the Holcim Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1         Nature of Liabilities. All Liabilities assumed or retained by a member of the Holcim Group under this Agreement shall be Holcim Liabilities for purposes of the Separation Agreement. All Liabilities assumed or retained by a member of the SpinCo Group under this Agreement shall be SpinCo Liabilities for purposes of the Separation Agreement.

Section 2.2          Transfers of Employees and Independent Contractors Generally.

(a)         Subject to the requirements of applicable Law, through and until immediately before the Effective Time, Holcim shall use its reasonable best efforts to (i) cause the employment of any SpinCo Group Employee and the contract of services of any natural person SpinCo Independent Contractor to be transferred to (or retained by, as applicable) a member of the SpinCo Group and (ii) cause the employment of any Holcim Group Employee who is employed by a member of the SpinCo Group, and the contract of services between any natural person Holcim Independent Contractor engaged directly by a member of the SpinCo Group who does not qualify as a SpinCo Independent Contractor and a member of the SpinCo Group, to be transferred to a member of the Holcim Group.

(b)           Holcim shall use its reasonable best efforts to cause each Automatic Transfer Employee to be employed by a member of the SpinCo Group no later than the Effective Time in accordance with applicable Law, or as of the applicable Delayed Transfer Date, if applicable, and SpinCo agrees to take all actions reasonably necessary to cause the SpinCo Group Employees to be so employed. If an Automatic Transfer Employee objects to the transfer of employment to a member of the SpinCo Group as permitted under applicable law and, if this consequence is foreseen in the respective applicable law, consequently does not become an employee of the SpinCo Group and is terminated by Holcim as a result, then SpinCo shall reimburse Holcim in accordance with Section 2.3(c) for any severance or termination costs incurred by Holcim in connection with such termination of employment. SpinCo shall make a qualifying offer of employment in accordance with Section 2.4 to each Non-Automatic Transfer Employee prior to the Effective Time to become employed by a member of the SpinCo Group effective as of no later than the Effective Time or as of the applicable Delayed Transfer Date, if applicable; provided that if SpinCo fails to make such a qualifying offer of employment to a Non-Automatic Transfer Employee and such Non-Automatic Transfer does not become employed by SpinCo and is terminated by Holcim as a result, then SpinCo shall reimburse Holcim in accordance with Section 2.3(c) for any severance or termination costs incurred by Holcim in connection with such termination of employment.

(c)          The Holcim Group and SpinCo Group agree to execute, and to seek to have the applicable SpinCo Group Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.

Section 2.3          Assumption and Retention of Liabilities Generally.

(a)           Except as otherwise specifically provided in this Agreement, from and after the Effective Time, Holcim shall, or shall cause one or more members of the Holcim Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Holcim Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Holcim Group Employees, Former Holcim Service Providers, and Holcim Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Holcim Group under this Agreement.

(b)           Except as otherwise specifically provided in this Agreement, from and after the Effective Time, SpinCo shall, or shall cause one or more members of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all SpinCo Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all SpinCo Group Employees, Holcim Transferees, Former SpinCo Service Providers and SpinCo Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the SpinCo Group under this Agreement.

(c)          The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

(d)          Notwithstanding that a Delayed Transfer SpinCo Group Employee or Delayed Transfer Holcim Group Employee shall not become employed by a member of the SpinCo Group or Holcim Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) SpinCo or Holcim shall be responsible for, and shall timely reimburse the other for, all Liabilities incurred by Holcim or SpinCo, respectively, with regard to each such Delayed Transfer SpinCo Group Employee or Delayed Transfer Holcim Group Employee from the Effective Time to the Delayed Transfer Date applicable to such employee and (ii) the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer SpinCo Group Employees and Delayed Transfer Holcim Group Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances.

(e)         Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, SpinCo shall, or shall cause one or more members of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities that have been accepted, assumed or retained under this Agreement irrespective of whether accruals for such Liabilities have been transferred to SpinCo or a member of the SpinCo Group or included on a combined balance sheet of the SpinCo Business or whether any such accruals are sufficient to cover such Liabilities.

Section 2.4         Treatment of Compensation and Benefit Arrangements; Terms of Employment. Except as otherwise (i) required by a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, or (ii) expressly provided for in this Agreement, for a period of twelve (12) months following the Effective Time (or if shorter, during the period of employment), SpinCo shall, or shall cause a member of the SpinCo Group to provide or cause to be provided to each SpinCo Group Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such SpinCo Group Employee immediately prior to the Effective Time, (B) subject to Section 5.1, a cash incentive or sales commission opportunity no less favorable than the cash incentive or sales commission opportunity in effect for such SpinCo Group Employee, if any, immediately prior to the Effective Time, and (C) health, welfare and retirement benefits that are substantially similar to those provided to such SpinCo Group Employee immediately prior to the Effective Time (without regard to any defined benefit pension plan benefits for SpinCo Group Employees based in the United States). Notwithstanding the foregoing and except as otherwise set forth in Article IV, nothing contained in this Agreement shall require SpinCo to make any grants of equity awards relating to shares of SpinCo Common Stock to SpinCo Group Employees following the Effective Time.

Section 2.5        Participation in Holcim Benefit Arrangements. Except as pursuant to this Agreement, effective no later than the Plan Transition Date, (i) SpinCo and each member of the SpinCo Group, to the extent applicable, shall cease to be a participating company in any Holcim Benefit Arrangement, (ii) each SpinCo Group Employee shall cease to actively participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Holcim Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Holcim Group pursuant to this Agreement), and (iii) each Holcim Group Employee shall cease to actively participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any SpinCo Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the SpinCo Group pursuant to this Agreement).

Section 2.6        Service Recognition.

(a)           From and after the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, SpinCo shall, and shall cause each member of the SpinCo Group to, give each Holcim Transferee full credit for purposes of eligibility, vesting, and determination of level of benefits under any SpinCo Benefit Arrangement for such Holcim Transferee’s prior service with any member of the Holcim Group or SpinCo Group or any predecessor thereto, to the same extent such service was recognized by the applicable Holcim Benefit Arrangement; provided that, such service shall not be recognized to the extent it would result in the duplication of benefits.

(b)          Except to the extent prohibited by applicable Law or regulations, as soon as administratively practicable on or after the Plan Transition Date: (i) SpinCo shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Holcim Transferee under any SpinCo Welfare Plan in which Holcim Transferees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Holcim Welfare Plan, and (ii) SpinCo shall provide or cause each Holcim Transferee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Holcim Transferees become eligible to participate in the SpinCo Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

Section 2.7         Collective Bargaining Agreements.

(a)           Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, Holcim and SpinCo shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for SpinCo or a member of the SpinCo Group to continue to maintain or to assume and honor (i) any Collective Bargaining Agreements that relate to SpinCo Group Employees and (ii) any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the SpinCo Group) in respect of any SpinCo Group Employees and any Employee Representatives.

(b)          As of and effective no later than the Effective Time, SpinCo shall, or shall cause a member of the SpinCo Group to, continue to maintain or to assume and honor (i) all Collective Bargaining Agreements that relate to SpinCo Group Employees and (ii) any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of a SpinCo Group Employee’s employment by the SpinCo Group) in respect of any SpinCo Group Employees and any Employee Representatives.

(c)            Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Holcim Group or the SpinCo Group to any Employee Representative or any other Person as described in such agreement.

Section 2.8       Information and Consultation. The Parties shall, and shall cause the other members of the Holcim Group and/or SpinCo Group (as applicable) to, comply with all requirements and obligations to inform, consult or otherwise notify any SpinCo Group Employees, any Holcim Group Employees, and/or Employee Representatives in relation to the Separation, Distribution, or other transactions contemplated by this Agreement and the Separation Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

Section 2.9        WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the WARN Act or any other federal, state, or local Law or legal requirement addressing or requiring notice with respect to plant or facility closings, mass layoffs, or other mass employment separations. The Parties further agree to, and agree to cause the other members of the Holcim Group or SpinCo Group (as applicable) to, cooperate and use reasonable efforts to comply with preparing and delivering any notices required or potentially required pursuant to the WARN Act and any similar state, local or foreign Law in connection with the Separation, Distribution, or other transactions contemplated by this Agreement.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1          Health and Welfare Benefit Plans.

(a)            (i) Effective as of the Plan Transition Date, the participation of each Holcim Transferee who is a participant in a Holcim Welfare Plan shall automatically cease and (ii) SpinCo shall or shall cause a member of the SpinCo Group (A) to have in effect, no later than the earlier of the date of cessation described in subsection (i) above or the Business Day immediately prior to the Plan Transition Date, SpinCo Welfare Plans providing health and welfare benefits for the benefit of each Holcim Transferee with terms that are substantially similar to those provided to the applicable Holcim Transferee immediately prior to the date on which such SpinCo Welfare Plans become effective; and (B) effective on and after the date of cessation described in subsection (i) above, to fully perform, pay and discharge all claims of Holcim Transferees or Former SpinCo Service Providers, including, but not limited to, any claims incurred under any Holcim Welfare Plan on or prior to the date on which such SpinCo Welfare Plans become effective, that remain unpaid as of the date on which such SpinCo Welfare Plans become effective, regardless of whether any such claim was presented for payment prior to, on or after such date.

(b)          The applicable member of the SpinCo Group shall reimburse the applicable Holcim Welfare Plan for any claims related to Holcim Transferees or Former SpinCo Service Providers paid by a Holcim Welfare Plan (whether prior to or after the Effective Time) and not charged back to the appropriate and applicable member of the SpinCo Group prior to the Plan Transition Date.

Section 3.2         Non-U.S. Plans. Except as expressly provided in Section 3.3, the treatment of each Holcim Benefit Arrangement and SpinCo Benefit Arrangement that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”) shall be subject to the terms and conditions set forth in the applicable Ancillary Agreement, Exhibit or an appendix attached hereto; provided that if the treatment of any such Non-U.S. Plan is not specifically covered by such Ancillary Agreement, Exhibit or an appendix attached hereto, then unless otherwise agreed by the Parties, (i) SpinCo shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Holcim Transferees, SpinCo Independent Contractors and Former SpinCo Service Providers, whenever incurred, (ii) Holcim shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Holcim Group Employees, whenever incurred, and (iii) the Parties shall agree on the extent to which any Assets held in respect of such Non-U.S. Plans shall be transferred to SpinCo.

Section 3.3        Treatment of Certain Plans. Notwithstanding anything in this Agreement or any Ancillary Agreement, Exhibit or an appendix attached hereto to the contrary, with respect to any Holcim Benefit Arrangement or SpinCo Benefit Arrangement that covers primarily SpinCo Group Employees and Former SpinCo Service Providers, (i) effective no later than the Effective Time, SpinCo shall become solely liable to fully perform, pay and discharge all obligations of such arrangements, whenever incurred, and (ii) Holcim shall transfer all Assets held with respect to such arrangements to SpinCo as soon as practicable after the date on which SpinCo becomes so liable.

Section 3.4        Chargeback of Certain Costs. Nothing contained in this Agreement shall limit Holcim’s ability to charge back any Liabilities that it incurs in respect of any Holcim Benefit Arrangement to any of its operating companies in the ordinary course of business consistent with its past practices. Subject, and in addition, to the foregoing, Holcim shall allocate and charge back to SpinCo or a member of the SpinCo Group all Liabilities that Holcim would otherwise have recognized by reason of (i) the continued participation of SpinCo Group Employees, SpinCo Independent Contractors and Former SpinCo Service Providers in Holcim Benefit Arrangements prior to the Plan Transition Date (which Liabilities shall, for the avoidance of doubt, be subject to reimbursement under Section 2.3(c) of this Agreement) and (ii) those Holcim Options and Holcim Performance Share Units held by any SpinCo Group Employees, SpinCo Independent Contractors and Former SpinCo Service Providers for the period commencing on the Effective Time and ending on the Distribution Date.

 ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1         Treatment of Holcim Options.

(a)          Each Holcim Option that is outstanding immediately prior to the Effective Time and that is held by a SpinCo Group Employee who continues in employment through the Effective Time shall remain outstanding in accordance with its terms. Each Holcim Option that is outstanding immediately prior to the Distribution Date and that is held by a SpinCo Group Employee who continues in employment through the Distribution Date, whether vested or unvested, shall automatically be assumed by SpinCo at the Distribution Date and converted into a stock option denominated in shares of SpinCo Common Stock (each, a “SpinCo Adjusted Stock Option”) and shall continue to have, and be subject to, the same terms and conditions (including the term, exercisability, performance-based vesting conditions and time-based vesting schedule) as were applicable to the corresponding Holcim Option immediately prior to the Distribution Date, except that (i) each grant of SpinCo Adjusted Stock Options shall (x) relate to that number of shares of SpinCo Common Stock (with each discrete grant rounded down to the nearest whole share, subject to Section 4.4(a)) equal to the product of (A) the number of shares of Holcim Common Stock that were issuable upon the exercise of the corresponding Holcim Option immediately prior to the Distribution Date assuming attainment of the applicable performance metrics (1) at the maximum level of performance for those Holcim Options that remain subject to the attainment of performance metrics immediately prior to the Effective Time and (2) at the actual level of performance for those Holcim Options that are no longer subject to the attainment of performance metrics immediately prior to the Effective Time (B) the Equity Award Adjustment Ratio, and (y) have a per-share exercise price (rounded up to the nearest whole cent, subject to Section 4.4(a)) equal to the quotient determined by dividing (A) the per share exercise price of the corresponding Holcim Option by (B) the Equity Award Adjustment Ratio, and (ii) the performance-based vesting conditions applicable to such Holcim Option immediately prior to the Distribution Date shall continue to apply after the Distribution Date, subject to the Adjusted Performance-Based Stock Option Vesting Conditions (as defined below).

(b)         With respect to each SpinCo Adjusted Stock Option which had a performance cycle in progress as of immediately prior to the Distribution Date, (i) at or prior to the  Distribution Date, Holcim’s total shareholder return (“TSR”) for the portion of such SpinCo Adjusted Stock Option’s performance cycle prior to the Distribution Date will be used to calculate performance against the original comparator group during such portion, (ii) as of the Distribution Date, the value of the Holcim Business will be treated as a reinvested dividend for purposes of determining SpinCo’s TSR (the “Reinvested Holcim Business Dividend”), and (iii) SpinCo’s actual TSR during the portion of such SpinCo Adjusted Stock Option’s performance cycle on and after the Distribution Date (including the Reinvested Holcim Business Dividend) will be used to calculate performance against the original comparator group during such portion, and to determine the final number of shares issuable upon the exercise of the SpinCo Adjusted Stock Option (clauses (i)-(iii), collectively, the “Adjusted Performance-Based Stock Option Vesting Conditions”).

Section 4.2         Treatment of Holcim Performance Share Units.

(a)           Each Holcim Performance Share Unit that is outstanding immediately prior to the Effective Time and that is held by a SpinCo Group Employee who continues in employment through the Effective Time shall remain outstanding in accordance with its terms. Each Holcim Performance Share Unit that is outstanding immediately prior to the Distribution Date and that is held by a SpinCo Group Employee who continues in employment through the Distribution Date, whether vested or unvested, shall be assumed by SpinCo at the Distribution Date and converted into a restricted stock unit denominated in shares of SpinCo Common Stock (each, a “SpinCo Adjusted Performance Share Unit”) and shall continue to have, and be subject to, the same terms and conditions (including performance-based vesting conditions and time-based vesting schedule) as were applicable to the corresponding Holcim Performance Share Unit immediately prior to the Distribution Date, except that (i) each grant of SpinCo Adjusted Performance Share Units shall (x) relate to that number of shares of SpinCo Common Stock (with each discrete grant rounded up to the nearest whole share, subject to Section 4.4(a)) equal to the product of (A) the number of shares of Holcim Common Stock that were issuable upon the vesting of such Holcim Performance Share Unit immediately prior to the Distribution Date assuming attainment of the applicable performance metrics at the target level of performance immediately prior to the Distribution Date and (B) the Equity Award Adjustment Ratio, and (ii) the performance-based vesting conditions applicable to such SpinCo Adjusted Performance Share Unit immediately prior to the Distribution Date shall not apply from and after the Distribution Date, and instead the applicable Adjusted PSU Vesting Conditions (as defined below) set forth in Section 4.2(b) shall apply to such SpinCo Adjusted Performance Share Unit from and after the Distribution Date.

(b)            With respect to each SpinCo Adjusted Performance Share Unit which has a three-year performance cycle running from 2023 through 2025, and a performance measurement year of 2025 (each, a “Cycle 1 PSU”), (x) the performance goals applicable to the portion of such Cycle 1 PSU’s three-year performance cycle on and after the Distribution Date will be reset in connection with the Distribution Date (based on a continuation of the performance goals relative to the pro-forma starting financials for the SpinCo Business), and (y) the performance-based vesting conditions for such Cycle 1 PSU will be evaluated at the end of the 3-year performance cycle using a weighted average of the performance achieved by the combined Holcim Business and SpinCo Business for the portion of the three-year performance cycle prior to the Distribution Date, and the performance achieved by solely the SpinCo Business for the portion of such performance cycle on and after the Distribution Date. With respect to each SpinCo Adjusted Performance Share Unit which has a three-year performance cycle running from 2024 through 2026, and a performance measurement year of 2026 (each, a “Cycle 2 PSU”), (x) new performance goals applicable to the entire three-year performance cycle applicable to such Cycle 2 PSU will be established in connection with the Distribution Date (with such goals being set relative to the pro-forma starting financials of the SpinCo Business from the beginning of the three-year performance cycle, and using goal-setting principles that are similar to those which were previously established for the corresponding Holcim Performance Share Unit) on a continuation of the performance goals relative to the pro-forma starting financials for the SpinCo Business), and (y) the performance-based vesting conditions for such Cycle 2 PSU will be evaluated at the end of 2026.

Section 4.3        SpinCo Stock Plan. Effective as of the Effective Time, SpinCo shall have adopted the SpinCo 2025 Omnibus Incentive Plan (the “SpinCo Stock Plan”), which shall permit the grant and issuance of equity incentive awards denominated in SpinCo Common Stock as described in this Article IV.

Section 4.4          General Terms.

(a)          All of the adjustments described in this Article IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable. Notwithstanding the foregoing, if the treatment set forth in this Article IV would cause adverse Tax consequences to any SpinCo Group Employees located outside of the United States, the Parties shall use their reasonable best efforts to cause the treatment to be conformed in a manner that does not give rise to such adverse Tax consequences.

(b)        The Parties shall use their reasonable best efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article IV, to the extent any such registration statement is required by applicable Law.

(c)         The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE V

ADDITIONAL MATTERS

Section 5.1          Cash Incentive Programs. For any Holcim cash incentive or sales commission performance period that has not concluded as of the date on which the employment of the applicable SpinCo Group Employees is transferred to SpinCo (the “Open Incentive Obligations”), SpinCo shall provide that each applicable SpinCo Group Employee shall continue to be eligible to receive a cash incentive bonus or sales commission payment in accordance with the same terms and conditions as applied to such SpinCo Group Employee under the corresponding Holcim incentive or sales commission program as in effect immediately prior to the date of such transfer, as equitably adjusted (if applicable) by the Compensation Committee of the Holcim Board of Directors or the Compensation Committee of the SpinCo Board of Directors, as applicable, to the extent necessary to reflect the transactions contemplated by the Separation Agreement; provided that in no event shall the aggregate incentive amounts paid to the applicable SpinCo Group Employees in respect of such applicable period be less than the Accrued Incentive Amount. Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, (i) Holcim shall not transfer assets in respect of the Accrued Incentive Amount or the Open Incentive Obligations and (ii) effective as of the date on which the employment of the applicable SpinCo Group Employees is transferred to SpinCo, SpinCo shall assume all Liabilities and obligations in respect of the Accrued Incentive Amount and the Open Incentive Obligations.

Section 5.2         Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, SpinCo shall, or shall cause the applicable member of the SpinCo Group to, (i) credit each Holcim Transferee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such Holcim Transferee had with the Holcim Group as of immediately before the date on which the employment of the Holcim Transferee transfers to SpinCo and (ii) permit each such Holcim Transferee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the Holcim Transferee would have been so permitted under the terms and conditions of the applicable Holcim policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable Holcim policies in effect for that year in which the transfer of employment occurs). As of the effective date of each Holcim Transferee’s transfer of employment to the SpinCo Group, such Holcim Transferee shall be subject to SpinCo’s or the applicable member of the SpinCo Group’s vacation and/or paid-time off policy (pro-rated as of such date of transfer of employment) for the year in which such transfer of employment occurs, subject to applicable Law and any Collective Bargaining Agreement.

Section 5.3          Workers’ Compensation Liabilities. Effective no later than the Effective Time, SpinCo shall assume all Liabilities for SpinCo Group Employees, SpinCo Independent Contractors and Former SpinCo Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to the Effective Time but not reported until after the Effective Time), and SpinCo shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. Notwithstanding the foregoing, if SpinCo is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, Holcim shall retain such Liabilities and SpinCo shall reimburse and otherwise fully indemnify Holcim for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

Section 5.4          Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

Section 5.5          Payroll Taxes and Reporting. The Parties shall, to the extent practicable, (i) treat SpinCo or a member of the SpinCo Group as a “successor employer” and Holcim (or the appropriate member of the Holcim Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Holcim Transferees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Holcim Transferee for the calendar year in which the Effective Time occurs.

Section 5.6          Regulatory Filings. Subject to applicable Law and the Tax Matters Agreement, Holcim shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Holcim shall provide data and information (to the extent permitted by applicable Laws) to SpinCo, which shall be responsible for making such filings in respect of SpinCo Group Employees.

Section 5.7        Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the Transfer Regulations, the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Holcim Group or transferred to or assumed by the SpinCo Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.

 ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1         Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Holcim Benefit Arrangement or SpinCo Benefit Arrangement or to prohibit any member of the Holcim Group or SpinCo Group, as the case may be, from amending, modifying or terminating any Holcim Benefit Arrangement or SpinCo Benefit Arrangement at any time within its sole discretion.

Section 6.2          Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Holcim, SpinCo or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3        Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4         Access to Employees. On and after the Effective Time, Holcim and SpinCo shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Holcim and SpinCo) to which any employee or director of the Holcim Group or the SpinCo Group or any Holcim Benefit Arrangement or SpinCo Benefit Arrangement is a party and which relates to a Holcim Benefit Arrangement or SpinCo Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5        Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to SpinCo Group Employees under Holcim Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding SpinCo Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant SpinCo Group Employee.

Section 6.6       No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, SpinCo obligations or Liabilities under this Agreement upon any Person, including any SpinCo Group Employee or other current or former employee, officer, director or contractor of the Holcim Group or SpinCo Group, other than the Parties and their respective successors and assigns.

Section 6.7        No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any SpinCo Group Employee or other former, current or future employee of the Holcim Group or SpinCo Group under any Benefit Arrangement of the Holcim Group or SpinCo Group.

Section 6.8        Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to SpinCo Group Employees, Former SpinCo Service Providers and employees and other service providers of Holcim, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

ARTICLE VII

MISCELLANEOUS

Section 7.1       Entire Agreement. This Agreement and the Separation Agreement, including the Exhibits and Schedules thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 7.2        Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 7.3          Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.4          Dispute Resolution. The Parties acknowledge and agree that Article VIII of the Separation Agreement is hereby incorporated into this Agreement, and the procedures set forth therein shall apply, mutatis mutandis, to any dispute, controversy, or claim arising out of or relating to this Agreement, including the breach, termination, or validity thereof, and any question of the arbitrators’ jurisdiction, the arbitrability of any claim, or the existence, scope or validity of this arbitration agreement (each a “Dispute”).

   Section 7.5        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.5):

To Holcim:
Holcim
[__]
[__]
Attn: General Counsel

To SpinCo:
Amrize Ltd
[__]
[__]
Attn: General Counsel

Section 7.6          Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 7.7          Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Holcim, an Affiliate of Holcim, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 7.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.8         Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 7.9          Termination and Amendment. This Agreement may be terminated, modified or amended at any time prior to the Distribution Date by and in the sole discretion of Holcim without the approval of SpinCo or the stockholders of Holcim. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Distribution Date, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Holcim and SpinCo

Section 7.10        Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.11       Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.12        Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 7.13      Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.14        Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.15         No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 7.16       No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.17         No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Holcim and SpinCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Holcim or SpinCo.

[Signature Page Follows]

 IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

HOLCIM LTD

By:
Name:
Title:

AMRIZE LTD

By:
Name:
Title:

[Employee Matters Agreement Signature Page]